MAYTAG CORPORATION
                                      Exhibit 99
                          Restatement of Segment Information
                          (Amounts in thousands of dollars)


     During the first quarter of 1994, the Company changed its allocation of certain income and expense items between Corporate and its business units. The Company's first quarter and second quarter 1994 earnings releases reported operating income for these business units under the revised basis for the first and second quarters of 1993, but not for any of the other interim periods in 1993. The table below shows 1993 operating income for the Company's North American and European business units, both as reported during interim periods in 1993 and as restated:

                                                    1993 Operating Income
                                                   As Reported As Restated
          North American Appliances
          First Quarter                              $ 50,957    $ 52,715
          Second Quarter                               53,086      57,537
             Six Months                               104,043     110,252
          Third Quarter                                66,400      65,462
             Nine Months                              170,443     175,714
          Fourth Quarter                               58,972      57,670
             Year                                    $229,415    $233,384

          Vending Equipment
          First Quarter                              $  3,615    $  3,778
          Second Quarter                                6,471       6,633
             Six Months                                10,086      10,411
          Third Quarter                                 4,416       4,497
             Nine Months                               14,502      14,908
          Fourth Quarter                                3,064       3,036
             Year                                    $ 17,566    $ 17,944

          Total North America
          First Quarter                              $ 54,572    $ 56,493
          Second Quarter                               59,557      64,170
             Six Months                               114,129     120,663
          Third Quarter                                70,816      69,959
             Nine Months                              184,945     190,622
          Fourth Quarter                               62,036      60,706
             Year                                    $246,981    $251,328

          Europe
          First Quarter                              $(54,087)   $(54,464)
          Second Quarter                               (3,606)     (3,582)
             Six Months                               (57,693)    (58,046)
          Third Quarter                                (7,813)     (7,992)
             Nine Months                              (65,506)    (66,038)
          Fourth Quarter                               (6,852)     (7,543)
             Year                                    $(72,358)   $(73,581)












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